Exhibit 99.1

Ifwe, Inc.

Financial Statements
Years Ended December 31, 2016 and 2015

Ifwe, Inc.

Financial Statements

Years Ended December 31, 2016 and 2015

Ifwe, Inc.

Contents

Independent Auditor’s Report	3

Financial Statements

Balance Sheets	5 - 6

Statements of Operations	7

Statements of Stockholders’ Equity	8

Statements of Cash Flows	9

Notes to Financial Statements	10 – 33

Tel: 415-397-7900 Fax: 415-397-2161 www.bdo.com	One Bush Street Suite 1800 San Francisco, CA 94104

Independent Auditor’s Report

Board of Directors

Ifwe, Inc.

San Francisco, California

We have audited the accompanying financial statements of Ifwe, Inc., which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, statements of stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ifwe, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

March 22, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Financial Statements

Ifwe, Inc.

Balance Sheets

As of December 31,	2016	2015
Assets
Current Assets
Cash and cash equivalents	$15,638,483	$11,187,126
Accounts receivable, net of allowances of $7,949 and $16,156, respectively	2,914,209	2,666,217
Prepaid expenses and other current assets	1,183,624	2,253,091
Total Current Assets	19,736,316	16,106,434
Restricted Cash	500,000	500,000
Property and Equipment, net	5,772,187	7,338,756
Deferred Tax Assets, Long-term	3,049,680	2,793,726
Goodwill	4,415,625	4,415,625
Intangible Assets, net	123,883	371,650
Other Assets	347,544	333,525
Total Long-term Assets	14,208,919	15,753,282
Total Assets	$33,945,235	$31,859,716

See accompanying notes to financial statements.

Ifwe, Inc.

Balance Sheets

As of December 31,	2016	2015
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$518,891	$422,081
Accrued expenses and other current liabilities	1,846,129	1,635,057
Deferred revenue	3,121,834	3,664,030
Current portion of capital lease obligations	-	1,221,754
Total Current Liabilities	5,486,854	6,942,922
Long-term Liabilities
Preferred stock warrant liability	71,193	149,318
Other long-term liabilities	379,887	588,894
Total Long-term Liabilities	451,080	738,212
Total Liabilities	5,937,934	7,681,134
Commitments and Contingencies (Note 7, 8, and 9)
Stockholders' Equity
Convertible preferred stock, $0.0001 par value: 23,760,000 shares authorized; 22,866,709 issued and outstanding (liquidation preference of $14,542,506)	13,815,432	13,815,432
Common stock, $0.0001 par value: 72,000,000 shares authorized; 24,681,933 and 24,541,799 issued and outstanding at December 31, 2016 and 2015, respectively	2,667	2,651
Additional paid-in capital	21,450,355	19,078,458
Treasury stock	(5,133,748)	(5,116,932)
Accumulated deficit	(2,127,405)	(3,601,027)
Total Stockholders’ Equity	28,007,301	24,178,582
Total Liabilities and Stockholders' Equity	$33,945,235	$31,859,716

See accompanying notes to financial statements.

Ifwe, Inc.

Statements of Operations

For the Years Ended December 31,	2016	2015
Revenue	$44,366,465	$45,043,035
Costs and Expenses
Cost of revenue (including depreciation and amortization)	16,959,406	17,660,989
Research and development	10,709,338	12,835,923
Selling, general, and administrative	11,710,772	13,444,505
Depreciation and amortization	2,412,985	2,547,429
Total Costs and Expenses	41,792,501	46,488,846
Income (Loss) from Operations	2,573,964	(1,445,811)
Other Income (Expense)
Interest expense	(37,571)	(1,257,062)
Other expense	(179,088)	(793)
Change in fair value of warrant liabilities	78,125	473,667
Income (Loss) Before Taxes	2,435,430	(2,229,999)
Income Tax (Expense) Benefit	(961,808)	612,619
Net Income (Loss)	$1,473,622	$(1,617,380)

See accompanying notes to financial statements.

Ifwe, Inc.

Statements of Stockholders' Equity

	Convertible Preferred Stock		Common Stock		Additional Paid-In	Treasury	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Stock	Deficit	Equity
Balance, December 31, 2014	22,866,709	$13,815,432	25,067,782	$2,648	$16,434,437	$(3,997,917)	$(1,983,647)	$24,270,953
Stock-based compensation	-	-	-	-	2,508,327	-	-	2,508,327
Exercise of employee stock options	-	-	128,457	8	12,301	-	-	12,309
Reclassification of employee stock option awards from liability to equity	-	-	-	-	123,393	-	-	123,393
Repurchases of common stock	-	-	(654,440)	(5)	-	(1,119,015)	-	(1,119,020)
Net loss	-	-	-	-	-	-	(1,617,380)	(1,617,380)
Balance, December 31, 2015	22,866,709	13,815,432	24,541,799	2,651	19,078,458	(5,116,932)	(3,601,027)	24,178,582
Stock-based compensation	-	-	-	-	2,353,193	-	-	2,353,193
Exercise of employee stock options	-	-	156,000	16	18,704	-	-	18,720
Repurchases of common stock	-	-	(15,866)	-	-	(16,816)	-	(16,816)
Net income	-	-	-	-	-	-	1,473,622	1,473,622
Balance, December 31, 2016	22,866,709	$13,815,432	24,681,933	$2,667	$21,450,355	$(5,133,748)	$(2,127,405)	$28,007,301

See accompanying notes to financial statements.

Ifwe, Inc.

Statements of Cash Flows

For the Year Ended December 31,	2016	2015
Cash Flows from Operating Activities
Net income (loss)	$1,473,622	$(1,617,380)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,729,991	5,004,473
Stock-based compensation	2,183,460	2,287,776
Amortization of non-cash debt issue costs and discount	4,077	198,042
Change in fair value of preferred stock warrants	(78,125)	(473,667)
Deferred income taxes	(255,954)	(661,086)
Loss on disposal of property and equipment	6,116	25,222
Write-off of capitalized website development costs	541,322	227,901
Changes in operating assets and liabilities:
Accounts receivable, net	(247,992)	(30,167)
Prepaid expenses and other current assets	1,069,467	1,438,524
Other assets	(18,096)	876,922
Accounts payable	12,525	(37,703)
Accrued expenses and other liabilities	185,808	(139,506)
Deferred revenue	(542,196)	(271,250)
Other long term liabilities	(184,483)	(154,250)
Net Cash Provided by Operating Activities	8,879,542	6,673,851
Cash Flows from Investing Activities
Purchases of property and equipment	(3,231,141)	(2,478,994)
Proceeds from sale of property and equipment	22,806	1,188
Net Cash Used in Investing Activities	(3,208,335)	(2,477,806)
Cash Flows from Financing Activities
Proceeds from issuance of common stock	18,720	12,309
Repurchases of common stock	(16,816)	(1,119,020)
Repayment of borrowings	-	(11,450,218)
Payments of capital lease obligations	(1,221,754)	(1,162,617)
Net Cash Used in Financing Activities	(1,219,850)	(13,719,546)
Net Increase (Decrease) in Cash and Cash Equivalents	4,451,357	(9,523,501)
Cash and Cash Equivalents, beginning of year	11,187,126	20,710,627
Cash and Cash Equivalents, end of year	$15,638,483	$11,187,126

Supplemental Disclosures of Cash Flow Information
Cash paid for taxes	$1,482,505	$-
Cash paid for interest	$33,494	$784,004
Noncash Investing and Financing Activities
Equipment purchases included in accounts payable at year-end	$-	$85,025
Stock based compensation related to internal use software	$169,733	$220,552

See accompanying notes to financial statements.

Ifwe, Inc.

Notes to Financial Statements

1.	Nature of Business and Summary of Significant Accounting Policies

Organization

Ifwe, Inc. (“Ifwe” or the “Company”), located in San Francisco, California, was incorporated in Delaware in February 2005 and commenced website operations in 2005. The Company created and manages an online social networking site. The Company sells advertising under various targeted advertising programs for placement on the site. The Company also sells subscriptions to premium features on its online network and a virtual currency called Tagged “Gold.” Gold allows members to pay for certain benefits, such as virtual gifts, or moving ahead quickly in online games. In October 2014, the Company changed its name from Tagged, Inc. to Ifwe, Inc.

Use of Estimates

The preparation of the Company’s financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates, judgments, and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses and the related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to revenue, allowance for doubtful accounts, the useful lives and impairment of long-lived assets including property and equipment and intangible assets, stock-based compensation, impairment of goodwill, income taxes and valuation of related deferred tax assets, preferred stock warrant liabilities, and contingencies. The Company bases its estimates of the carrying value of certain assets and liabilities on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, when these carrying values are not readily available from other sources. Actual results may differ from these estimates.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Under current professional guidance, valuation techniques used to ensure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses a three-tier hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1 — Inputs that are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 — Inputs (other than quoted prices included in Level 1) that are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities and which reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Ifwe, Inc.

Notes to Financial Statements

The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, warrant liabilities, option liabilities and debt. Cash and cash equivalents are reported at fair value. The recorded carrying amounts of accounts receivable and accounts payable approximate their fair value due to their short-term nature. The carrying value of the interest-bearing debt approximates fair value based upon the borrowing rates currently available to the Company for bank loans with similar terms and maturities. See Note 2 for the fair value measurements and Note 9 for the fair value of the Company’s warrant and option liabilities.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist principally of cash, cash equivalents, and accounts receivable. The Company seeks to mitigate its credit risk with respect to cash and cash equivalents by making deposits only with large, reputable financial institutions. The Company seeks to mitigate its credit risk with respect to accounts receivable by performing ongoing credit evaluations and monitoring its customers’ accounts receivable balances.

Three customers accounted for 29%, 20% and 6% of the Company’s total net revenues during the year ended December 31, 2016, and three customers accounted for 31%, 14% and 11% of the Company’s total net accounts receivable at December 31, 2016.

Three customers accounted for 28%, 23% and 5% of the Company’s total net revenues during the year ended December 31, 2015, and three customers accounted for 42%, 10% and 9% of the Company’s total net accounts receivable at December 31, 2015.

Revenues generated from North America, Europe and Asia were 59%, 20% and 10%, respectively, during the year ended December 31, 2016, and 59%, 22% and 13%, respectively, during the year ended December 31, 2015.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity date of three months or less to be cash equivalents. The Company’s bank deposits are insured up to the maximum amount allowable by the Federal Deposit Insurance Corporation.

Restricted Cash

The Company’s restricted cash secures a letter of credit for the Company’s lease obligations through July 2019. The amount available under the letter of credit was $500,000 at December 31, 2016.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are recorded and carried at the original invoiced amount less an allowance for any potential uncollectible amounts. The Company makes estimates for the allowance for doubtful accounts based upon its assessment of various factors, including historical experience, the age of the accounts receivable balances, and other factors that may affect customers' ability to pay. After all attempts to collect a receivable have failed, the receivable is written off against its allowance.

Ifwe, Inc.

Notes to Financial Statements

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful life of the related asset as follows:

Equipment	3 years
Software	3 years
Website development costs	2-3 years
Furniture and fixtures	3-5 years
Leasehold improvements	Lesser of 5 years or lease term

Costs of maintenance and repairs that do not improve or extend the lives of the respective assets are expensed as incurred. Upon retirement or sale, the cost and related accumulated depreciation and amortization are removed from the balance sheet and the resulting gain or loss is reflected in operating expenses.

Internal Use Software and Website Development Costs

The Company capitalizes costs to develop internal use software and website when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software and website will be used as intended. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset, generally estimated between two and three years. Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for enhancements that are expected to result in additional functionality are capitalized and expensed over the estimated useful life of the upgrades. Capitalized internal-use software and website development costs are included in property and equipment, net, and amortization expense is included in cost of revenue in the statements of operations.

The Company capitalized internal use software and website development costs of $1,851,049 and $2,200,106 for the years ended December 31, 2016 and 2015, respectively. Amortization of internal use software and website development costs totaled $1,530,712 and $1,462,341 for the years ended December 31, 2016 and 2015, respectively. The Company recognized $541,322 and $227,901 of impairment charges related to capitalized internal use software and website development costs for the years ended December 31, 2016 and 2015, respectively.

Long-Lived Assets, Including Goodwill and Other Acquired Intangible Assets

The Company evaluates the recoverability of property and equipment and amortizable intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review indicates that the carrying amount of property and equipment and intangible assets is not recoverable, the carrying amount of such assets is reduced to fair value.

The Company reviews goodwill for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. The Company performs its annual impairment test during the fourth quarter, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The Company has elected to first assess the qualitative factors to determine whether it is more likely than not that the fair value of the single reporting operating unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment under current professional guidance. If the Company determines that it is more likely than not that its fair value is less than its carrying amount, then the two-step goodwill impairment test is performed. The first step, identifying a potential impairment, compares the fair value of the reporting unit with its carrying amount. If the carrying amount exceeds its fair value, the second step would need to be performed; otherwise, no further step is required. The second step, measuring the impairment loss, compares the implied fair value of the goodwill with the carrying amount of the goodwill. Any excess of the goodwill carrying amount over the implied fair value is recognized as an impairment loss, and the carrying value of goodwill is written down to fair value. As of December 31, 2016 and 2015, no impairment of goodwill has been identified.

Ifwe, Inc.

Notes to Financial Statements

Acquired amortizable intangible assets, which are included in Intangible Assets, net, are amortized on a straight-line basis over the estimated useful lives of the assets. The estimated remaining useful lives for intangible assets are less than one year.

In addition to the recoverability assessment, the Company routinely reviews the remaining estimated useful lives of property and equipment and amortizable intangible assets. If the Company changes the estimated useful life assumption for any asset, the remaining unamortized balance would be amortized or depreciated over the revised estimated useful life.

Lease Obligations

The Company leases office space, data servers, and equipment under non-cancelable capital and operating leases with various expiration dates through 2019. The operating lease agreement on its office space contains a rent escalation provision which is considered in determining the straight-line rent expense to be recorded over the lease term. The lease term begins on the date of initial possession of the leased property for purposes of recognizing lease expense on a straight-line basis over the term of the lease. The Company does not assume renewals in its determination of the lease term unless the renewals are deemed to be reasonably assured at lease inception.

Preferred Stock Warrant Liability

Preferred stock warrants issued in connection with a financing are classified as liabilities in the balance sheets because of the inclusion of anti-dilutive protection provisions and are subject to re-measurement at each balance sheet date, with any changes in fair value being recognized in the statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of exercise or termination, or a liquidation event, including the consummation of an initial public offering, at which time the preferred stock warrant liability will be reclassified to stockholders’ equity.

Debt Issuance Costs and Debt Discount

Debt issuance costs and debt discount are deferred and amortized to interest expense using the effective interest method, over the term of the related debt.

Ifwe, Inc.

Notes to Financial Statements

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets and liabilities are recognized based on the temporary differences between the financial statement and income tax basis of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expected to be realized.

Interest and penalties are classified as a component of the provision for income taxes. Through December 31, 2016, no such interest or penalties have been recorded.

In recognizing and measuring uncertain tax positions, the Company first evaluates tax positions for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50 percent likely of being realized upon settlement.

Although the Company believes it has adequately reserved for uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

Revenue Recognition

The Company generates revenue from the sale of advertisements on its online network, virtual currencies, and subscriptions to customers in the U.S. and internationally. The Company recognizes revenue once the following criteria have been met: persuasive evidence of an arrangement exists, delivery of the Company’s obligations to its customer has occurred, the price is fixed or determinable, and collectability of the related receivables is reasonably assured.

The Company recognizes revenues from the sale of impression-based advertisements on its online network in the period in which the advertisements are delivered. Delivery occurs when the impression for the customer’s advertisement is displayed on the Company’s website. The arrangements are evidenced by insertion orders that stipulate pricing and the types of advertising to be delivered.

Revenues earned under revenue sharing arrangements with third-party advertising networks are reported on a net basis, as the Company is not the primary obligor to the advertisers and the Company does not have credit risk. Revenues earned on advertising campaigns entered into directly with advertisers are reported on a gross basis because the Company is the primary obligor to the advertisers.

Amounts received from the sale of virtual currencies are deferred and amortized over the estimated life of the customer, which the Company has estimated to be three months in 2016 and 2015. Subscription revenues are recognized over the related subscription period, which may be one, three, six, or twelve months.

Ifwe, Inc.

Notes to Financial Statements

Users can transact and make payments on the Tagged website by using PayPal, debit cards, and credit cards. Users can make in-app purchases using iTunes or Google checkout on mobile applications.

Revenues earned from the sale of virtual currencies and subscriptions accounted for 66% and 70% of total revenues for the years ended December 31, 2016 and 2015. Revenues earned from the sales of advertisements accounted for 33% and 29% of total revenues for the years ended December 31, 2016 and 2015. Revenues earned from revenue sharing arrangements accounted for 1% of total revenues for each of the years ended December 31, 2016 and 2015.

The Company does not provide refund rights to its customers.

Cost of Revenue

Cost of revenue consists primarily of expenses related to hosting services and data center costs including depreciation and amortization of certain intangible assets, certain payment processing fees, and salaries, benefits, and stock-based compensation for customer support, payments, site operations, advertising and infrastructure teams. The Company allocates overhead costs such as facilities, travel & entertainment, telecommunications, and other costs attributable to revenue-generating functions based on dedicated headcount.

Advertising Expense

Advertising costs are expensed as incurred. Advertising expense was $628,640 and $622,636 for the years ended December 31, 2016 and 2015, respectively.

Research and Development Costs

Costs related to research and development are expensed as incurred.

Stock-Based Compensation

The Company applies fair value recognition for all stock-based payment transactions in which it receives employee services in exchange for interests in its equity instruments. The Company has elected to use the Black-Scholes-Merton (“BSM”) pricing model with a single option price award approach to determine the fair value of stock options on the date of grant. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

The Company estimates the fair value of stock options granted using the BSM option pricing model on the dates of grant. Calculating the fair value of stock options using the Black-Scholes model requires various judgmental assumptions including the expected term of the stock options and stock price volatility. The Company estimates the expected term of stock options granted based on the simplified method. The Company estimates the expected volatility of its common stock on the dates of grant based on the average historical stock price volatility of a group of its comparable, publicly-traded companies in its industry. The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant with a term consistent with that of the grant. Expected dividend yield is zero percent as the Company has not paid and does not anticipate paying dividends on the common stock. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company estimates the forfeiture rate based on the historical experience of the Company’s stock-based awards that are granted and forfeited prior to vesting.

Ifwe, Inc.

Notes to Financial Statements

For stock options issued to non-employees, including consultants, the Company records expense related to stock options equal to the fair value of the options calculated using BSM over the service performance period. The fair value of these options is remeasured over the vesting period and recognized as an expense over the period the services are received.

For options granted to employees with redemption rights held by the employee and where the rights and rewards of ownership are not held for a reasonable period of time, the Company classifies these options as a liability which is measured at fair value. The fair value of the stock-based option liability is remeasured at the end of each reporting period through settlement and any change in the fair market value is recorded in the statement of operations. Fair value changes are recorded as stock-based compensation up to the percentage of options vested. The stock-based option liability is reclassified to equity once the related option has been exercised and redeemed or the subsequent annual grant has been made and the associated redemption right has expired.

Certain Significant Risks and Uncertainties

The Company participates in a dynamic high-technology industry. Changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations, or cash flows: advances and trends in new technologies; competitive pressures; changes in the overall demand for its services; acceptance of the Company’s services; litigation or claims against the Company based on intellectual property, patent, regulatory, or other factors; and the Company’s ability to attract and retain employees necessary to support its growth.

Recent Accounting Pronouncements

In August 2016, the Financial Accounting Standards Board (“FASB”) issued additional guidance to clarify the presentation and classification of certain cash receipts and cash payments in the statement of cash flows. This guidance will be effective for the Company beginning 2019. The Company is currently evaluating adoption methods and whether this guidance will have a material impact on its financial statements.

In May 2016, the FASB issued additional guidance which clarifies the implementation guidance on principal versus agent considerations. The guidance includes indicators to assist an entity in determining whether it controls a specified good or service before it is transferred to the customers. This guidance will be effective for the Company beginning 2019. The Company is currently evaluating adoption methods and whether this guidance will have a material impact on its financial statements.

In March 2016, the FASB issued additional guidance to simplify the accounting for share-based payment transactions, including the income tax consequences, an option to recognize gross share-based compensation expense with actual forfeitures recognized as they occur, as well as certain classifications on the statement of cash flows. This guidance will be effective for the Company beginning 2019. The Company is currently evaluating adoption methods and whether this guidance will have a material impact on its financial statements.

Ifwe, Inc.

Notes to Financial Statements

In February 2016, the FASB issued new authoritative guidance on accounting for leases, which generally requires companies to recognize operating and financing lease liabilities and corresponding right-of-use assets on the balance sheet. This guidance will be effective for the Company beginning 2020. The Company is currently evaluating adoption methods and whether this standard will have a material impact on its financial statements.

In November 2015, the FASB issued Accounting Standards Update (“ASU”) No. 2015-17, Balance Sheet Classification of Deferred Taxes which simplifies the presentation of deferred income taxes by eliminating the need for entities to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. ASU 2015-17 is effective for companies beginning after December 15, 2016, with early application permitted as of the beginning of an interim or annual reporting period. The Company adopted this new standard on a prospective basis for the fiscal year ended December 31, 2015, thus resulting in the reclassification of current deferred tax assets to noncurrent on the accompanying balance sheets.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which amended revenue recognition guidance to clarify the principles for recognizing revenue from contracts with customers. The guidance requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The guidance also requires expanded disclosures relating to the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Additionally, qualitative and quantitative disclosures are required about customer contracts, significant judgments and changes in judgments, and assets recognized from the costs to obtain or fulfill a contract. In April 2015, the FASB delayed the effective date of this standard by one year, and this accounting guidance is now effective for the Company beginning in the year ending December 31, 2019 using one of two prescribed retrospective methods. Early adoption is not permitted. The Company is evaluating the impact of the amended revenue recognition guidance on the Company’s financial statements.

2.	Fair Value Measurements

The Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2016 and 2015, by level within the fair value hierarchy, are as follows:

	Fair Value Measurements at December 31, 2016
	Level 1	Level 2	Level 3	Total
Financial asset – money market funds (1)	$7,652,483	$-	$-	$7,652,483
Financial liability – preferred stock warrant liability	$-	$-	$71,193	$71,193

	Fair Value Measurements at December 31, 2015
	Level 1	Level 2	Level 3	Total
Financial asset – money market funds (1)	$7,641,014	$-	$-	$7,641,014
Financial liability – preferred stock warrant liability	$-	$-	$149,318	$149,318

(1)	Reflected in cash and cash equivalents.

The financial assets above were listed as part of cash and cash equivalents.

Ifwe, Inc.

Notes to Financial Statements

A summary of changes in the fair value of the Company’s Level 3 financial warrant liability mentioned above is as follows:

Year Ended December 31,	2016	2015
Balance, beginning of year	$149,318	$622,985
Change in fair value	(78,125)	(473,667)
Balance, end of year	$71,193	$149,318

A summary of changes in the fair value of the Company’s Level 3 stock-based option liability mentioned above is as follows:

Year Ended December 31,	2016	2015
Balance, beginning of year	$-	$123,393
Reclassification of liability to equity	-	(123,393)
Balance, end of year	$-	$-

The change in fair value of the Level 3 warrant liabilities is reflected in the statement of operations. The valuation of the convertible preferred stock warrant liability and stock-based option liability is discussed in Note 9, Stockholders’ Equity.

3.	Property and Equipment, net

Property and equipment as of December 31, 2016 and 2015 consisted of the following:

December 31,	2016	2015
Equipment and related server software	$18,853,011	$19,199,210
Software	1,365,305	1,783,675
Internal use software and website development costs	8,423,804	8,682,901
Furniture and fixtures	218,261	253,112
Leasehold improvements	2,265,685	2,265,685
Total property and equipment	31,126,066	32,184,583
Less accumulated depreciation and amortization	(25,353,879)	(24,845,827)
Property and equipment, net	$5,772,187	$7,338,756

The gross carrying amount of property and equipment includes $1,904,727 of equipment and software acquired under capital leases as of December 31, 2016 and 2015. The accumulated depreciation and amortization of the equipment and software under capital leases totaled $1,798,909 and $1,164,000 as of December 31, 2016 and 2015, respectively.

Ifwe, Inc.

Notes to Financial Statements

Depreciation and amortization expense totaled $4,482,224 and $4,641,206 for the years ended December 31, 2016 and 2015, respectively. Included in these amounts were depreciation expense for equipment and software under capital leases in the amount of $634,909 and $634,909 for the years ended December 31, 2016 and 2015, respectively.

The Company recorded a $541,322 and $227,901 charge to expense related to the write-off of website development costs as a result of discontinued development projects in the years ended December 31, 2016 and 2015, respectively. These charges are recorded in cost of revenue on the statements of operations.

4.	Goodwill and Intangible Assets

The carrying amount of goodwill was $4,415,625 at both December 31, 2016 and 2015, and there were no changes in the carrying amount or indicators for impairment in either year.

Intangible assets consist of the following:

As of December 31, 2016	Useful Life (Months)			Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
Customer relationships	3	-	36	$291,321	$(291,321)	$-
Technology	18	-	36	1,848,888	(1,725,005)	123,883
Trademarks/tradenames		36		221,588	(221,588)	-
User info database		36		1,531,115	(1,531,115)	-
Intangible assets				$3,892,912	$(3,769,029)	$123,883

As of December 31, 2015	Useful Life (Months)			Gross Carrying Value	Accumulated Amortization	Net Carrying Amount
Customer relationships	3	-	36	$291,321	$(291,321)	$-
Technology	18	-	36	1,848,888	(1,477,238)	371,650
Trademarks/tradenames		36		221,588	(221,588)	-
User info database		36		1,531,115	(1,531,115)	-
Intangible assets				$3,892,912	$(3,521,262)	$371,650

Amortization expense associated with intangible assets for the years ended December 31, 2016 and 2015 was $247,767 and $363,267, respectively.

The estimated future amortization of intangible assets as of December 31, 2016 is as follows:

Years Ending December 31,
2017	$123,883
Total	$123,883

Ifwe, Inc.

Notes to Financial Statements

5.	Other Balance Sheet Components

Prepaid expenses and other current assets as of December 31, 2016 and 2015 consisted of the following:

	2016	2015
Income tax receivable	$228,596	$441,941
Prepaid expenses	750,105	1,567,242
Other	204,923	243,908
Total	$1,183,624	$2,253,091

Accrued expenses and other current liabilities as of December 31, 2016 and 2015 consisted of the following:

	2016	2015
Accrued expenses	$339,518	$799,226
VAT accrual	341,018	334,386
Accrued compensation	940,169	300,608
Deferred rent, current portion	209,007	184,483
Other	16,417	16,354
Total	$1,846,129	$1,635,057

6.	Promissory Notes and Long-Term Debt

On May 31, 2012, the Company entered into an agreement with Comerica Bank for a $6 million debt facility. This amount was drawn in full at the time of execution of the agreement. On April 4, 2014, the Company amended its agreement with Comerica Bank to extend the terms of the existing debt facility to November 1, 2016 in the amount of $4 million.

On May 31, 2012, the Company entered an agreement with Lighthouse Capital for a $9 million debt facility. This amount was drawn in full at the time of execution of the agreement. On April 1, 2014, the Company amended its agreement with Lighthouse Capital to extend the existing debt facility to May 1, 2017.

On October 19, 2015, the Company repaid the balance in full of its debt facilities with Comerica Bank and Lighthouse Capital, including a $50,505 prepayment fee to Lighthouse Capital.

At December 31, 2016 and 2015, there were no promissory notes and long-term debt outstanding.

For the Comerica Bank and Lighthouse Capital debt facilities the interest expense was $0 and $939,974 for the years ended December 31, 2016 and 2015, respectively.

Ifwe, Inc.

Notes to Financial Statements

7.	Commitments and Contingencies

Operating Leases

The Company leases office space under an operating lease which initially expired on May 31, 2012. Prior to lease expiration, the lessor agreed to a lease extension of 86 months through July 31, 2019. The lease extension also requires the Company to maintain a cash collateral balance equal to $500,000 as security for tenant’s obligation and resulted in the Company increasing its lease space from 24,633 square feet under the prior lease to 40,125 square feet under the new lease agreement.

At December 31, 2016, future minimum lease payments under this lease were as follows:

Years Ending December 31,
2017	$1,700,200
2018	1,751,206
2019	1,042,950
Total minimum lease payments	$4,494,356

The Company subleases a portion of the office space to other tenants. The Company received sublease payments totaling $793,716 and $182,673 during the years ended December 31, 2016 and 2015, respectively. The Company expects to receive $896,796 and $927,720 in minimum sublease rentals for the years ended December 31, 2017 and 2018, respectively.

The Company recognizes rent expense on a straight-line basis over the lease period and has accrued for rent expense incurred but not paid. Rent expense for the years ended December 31, 2016 and 2015 was approximately $723,008 and $1,334,724, net of sublease payments, respectively.

Capital Leases

In February 2014, the Company executed a lease totaling $3,532,664 for certain software and related services under a capital lease agreement with an original lease period of 3 years which required upfront quarterly payments. The Company’s incremental borrowing rate for purposes of the amortization of the lease payments is 4.70%.

The capital lease obligation was fully repaid as of December 31, 2016, and the related assets will be fully depreciated by February 2017.

Contingencies

Certain of the Company’s licensing agreements indemnify its customers for expenses or liabilities resulting from claimed infringements of patent, trademark, copyright by third parties related to the intellectual property content of the Company’s products, trade secrets, or other rights. Certain of these indemnification provisions are perpetual from execution of the agreement, and in some instances, the maximum amount of potential future indemnification is not limited. To date, the Company has not paid any such claims or been required to defend any lawsuits with respect to a claim.

Ifwe, Inc.

Notes to Financial Statements

Under its bylaws, the Company has agreed to indemnify its officers and directors to the fullest extent permitted by its bylaws and the General Corporation Law of the State of Delaware for certain events or occurrences arising as a result of the officer or director’s serving in such capacity. The coverage applies only to acts, which occurred during the tenure of the officer or director and has an unlimited term. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnifications through December 31, 2016. As a result, the Company believes the estimated fair value of these indemnifications is minimal. Accordingly, the Company has no liability recorded as of December 31, 2016 and 2015.

The Company provides meals for employees on its premises.  Based on analysis of the relevant regulations and the Company’s fact pattern, the meals are assessed to be for the benefit of the employer and are excluded from employee income for the purpose of calculating payroll taxes.  This analysis is subjective in nature.  The potential taxes, penalties and interest due as of December 31, 2016 and 2015, in the event meals were included as a component of income is estimated at $693,151 and $804,578, respectively.  The Company has determined that payment of this amount is not probable. Accordingly, the Company has no liability recorded as of December 31, 2016 and 2015.

Litigation

The Company is not aware of any actual or probable claims, although litigation is inherently uncertain and no assurance can be provided that future significant claims will not arise.

8.	Acquisition & Asset Purchase Agreement

HereNow

In 2014, the Company entered into an asset purchase agreement to purchase certain intellectual property owned by the sellers of a mobile social application for collaborative discovery or creation of local events known as HereNow. As part of the acquisition, the Company entered into employment agreements with the sellers and agreed to pay a total of $3,000,000, split evenly among the sellers, over the following two years so long as the parties remained employed at the Company. The agreement was paid in full as of December 31, 2016, with the final payment occuring in July 2016. These payments have been accounted for as period expense, rather than purchase consideration, since they are contingent on the parties’ future employment.

The remainder of this page intentionally left blank.

Ifwe, Inc.

Notes to Financial Statements

9.	Stockholders’ Equity

Convertible Preferred Stock

A summary of the authorized, issued, and outstanding convertible preferred stock (collectively, the “Preferred Stock”) as of December 31, 2016 and 2015 is as follows:

	Shares
Series	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference
A-1	4,500,000	4,500,000	$2,001,000	$2,001,000
A-2	3,360,000	3,053,097	727,721	1,373,894
B	12,000,000	11,703,726	6,919,098	6,999,999
B-1	3,900,000	3,609,886	4,167,613	4,167,613
Unassigned	760	-	-	-
Total	23,760,760	22,866,709	$13,815,432	$14,542,506

Significant rights and preferences of the Preferred Stock are as follows:

Liquidation Preference — In the event of any liquidation event, either voluntary or involuntary, the holders of Series B and B-1 convertible preferred stock (collectively, “Series B”) shall be entitled to receive, prior and in preference to any distribution of the proceeds to the holders of Series A-1 and A-2 convertible preferred stock (collectively, “Series A”) or common stock, an amount per share equal to $0.5981 for the Series B convertible preferred stock and $1.1545 for the Series B-1 convertible preferred stock, plus any declared but unpaid dividends. If the proceeds distributed among the holders of Series B are insufficient to permit the payment to such holders of the full preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series B in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

After payment has been made to the holders of Series B of their full preferential amounts, the holders of Series A shall be entitled to receive, prior and in preference to any distribution of any proceeds to the holders of common stock, an amount per share equal to $0.4447 for Series A-1 convertible preferred stock and $0.45 for Series A-2 convertible preferred stock, plus any declared but unpaid dividends. If the proceeds distributed among the holders of Series A are insufficient to permit the payment to such holders of the full preferential amounts, then the entire proceeds legally available for distribution shall be distributed ratably among the holders of Series A in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

After payment has been made to the holders of the Preferred Stock of their full respective preferential amounts, all of the remaining assets of the Company shall be distributed ratably among the holders of common stock.

Ifwe, Inc.

Notes to Financial Statements

Dividends — The holders of Series B shall be entitled to receive dividends, out of any funds legally available, prior and in preference to any declaration or payment of any dividend on the Series A or common stock of the Company, at the rate of 8% of the original issue price for each share of Series B per annum, payable when, as, and if declared by the Board of Directors of the Company. Such dividends are not cumulative. Following the payment of any dividends pursuant to Series B, the holders of Series A shall be entitled to receive dividends, out of any funds legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company, at the rate of 8% of the original issue price for each share of Series A per annum, payable when, as, and if declared by the Board of Directors. Such dividends are not cumulative. Following the payment of any dividends to the holders of Preferred Stock, any additional dividends declared will be distributed among all holders of the Preferred Stock and common stock in proportion to the number of shares of common stock that would be held if the Preferred Stock were converted to common stock. No dividends have been declared to date.

Voting — The holders of Preferred Stock shall have the same voting rights as the holder of common stock. The holders of common stock and Preferred Stock shall vote together as a single class. Each holder of common stock shall be entitled to one vote for each share of common stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Preferred Stock could then be converted. The holders of Series B and B-1 convertible preferred stock, voting together as a single class on an as-converted basis, shall be entitled to elect two directors of the Company at any election of directors. The holders of Series A-1 and A-2 convertible preferred stock shall each be entitled to elect one director of the Company at any election of directors. The holders of common stock shall be entitled to elect two directors of the Company at any election of directors.

Conversion — Each share of Preferred Stock is convertible to common stock at the option of the holder. Such conversion is determined by dividing the original issue price by the then-effective conversion price (adjusted for any stock dividends, combinations, or splits with respect to such shares). The conversion price of each series of preferred stock is subject to adjustment of conversion price upon issuance of additional shares of common stock below the conversion price for a given series of preferred stock in effect immediately prior to such issuance. At December 31, 2016, each share of Preferred Stock was convertible into one share of common stock.

Each share of Preferred Stock shall automatically be converted into shares of common stock at the conversion rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, with a price per share of at least $2.99 (adjusted for any stock dividends, combinations, or splits with respect to such shares) and an aggregate offering price of at least $20,000,000 or (ii) the date specified by written consent or agreement of the majority of the holders of Preferred Stock, voting together as a single class on an as-converted basis.

Redemption — The Preferred Stock is not redeemable.

Ifwe, Inc.

Notes to Financial Statements

Common Stock Warrants

At December 31, 2016 and 2015, the following common stock warrants were issued and outstanding and classified as an equity instrument:

Issue Date	Reason for Grant	Shares	Expiration	Exercise Price per Share	Recorded Value at Issuance
2011	Issued in connection with executive job search services	33,333	May 2021	$2.00	$40,766
2012	Issued in connection with debt facility	64,286	May 2022	$2.10	79,844
2012	Issued in connection with debt facility	257,142	May 2022	$2.10	319,370
2014	Issued in connection with debt facility	15,873	April 2024	$3.15	27,222
2014	Issued in connection with debt facility	31,746	April 2024	$3.15	54,445
Total		402,380			$521,647

Preferred Stock Warrants

At December 31, 2016 the following preferred stock warrants were issued and outstanding and classified as liability instruments with the fair value being re-measured at each reporting date:

Issue Date	Reason for Grant	Series	Shares	Expiration	Exercise Price Per Share	Recorded Fair Value Per Warrant as of December 31, 2016	Recorded Fair Value as of December 31, 2016
2008	Issued in connection with loan and security agreement	B-1	199,220	October 2018	$1.15	$0.28	$55,384
2009	Issued in connection with loan and security agreement	B-1	25,985	October 2018	$1.15	$0.30	7,667
2010	Issued in connection with loan and security agreement	B-1	29,286	October 2018	$1.15	$0.28	8,142
Total			254,491				$71,193

Ifwe, Inc.

Notes to Financial Statements

At December 31, 2015 the following preferred stock warrants were issued and outstanding and classified as liability instruments with the fair value being re-measured at each reporting date:

Issue Date	Reason for Grant	Series	Shares	Expiration	Exercise Price Per Share	Recorded Fair Value Per Warrant as of December 31, 2015	Recorded Fair Value as of December 31, 2015
2006	Issued in connection with equipment financing arrangement	B	200,634	April 2016	$0.60	$0.48	$95,903
2008	Issued in connection with loan and security agreement	B-1	199,220	October 2018	$1.15	$0.34	34,118
2009	Issued in connection with loan and security agreement	B-1	25,985	October 2018	$1.15	$0.36	9,252
2010	Issued in connection with loan and security agreement	B-1	29,286	October 2018	$1.15	$0.34	10,045
Total			455,125				$149,318

The fair value of each award at the end of the reporting periods is determined using the BSM option pricing model. Volatility is based on historical volatility rates obtained from certain public companies that operate in the same or related business as that of the Company since there is no market or historical data for the Company’s common stock. The risk-free interest rate is determined using a U.S. Treasury rate for the period that coincides with the expected term set forth. The Company calculates the remaining life of the award based on the contractual term.

In April 2006 and November 2007, in connection with an equipment financing arrangement, the Company issued warrants to purchase 200,634 and 25,080 shares, respectively, of Series B convertible preferred stock at $0.5981 per share, and recorded the fair value of the warrants at $72,033 and $7,186, respectively. The fair values of the warrants were recorded as warrant liabilities and deferred financing fees. The warrants were valued using the Black-Scholes option valuation model with the following assumptions: contractual life of ten and seven years, volatility of 40.00%, risk-free interest rate of 5.01% and 3.64%, and no expected dividends, respectively. In December 2014 the 25,080 shares from the November 2007 warrant issuance were cancelled and are no longer outstanding as of December 31, 2014. As of December 31, 2015, the remaining 200,634 warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.08, a remaining term of 0.29 years, volatility of 39.30%, risk-free interest rate of 0.16%, and no expected dividends. As of December 31, 2016, the Series B warrants were fully expired.

In October 2008, in connection with a loan and security agreement, the Company issued warrants to purchase 199,227 shares of Series B-1 convertible preferred stock at $1.1545 per share and recorded the fair value of the warrants at $125,543. As of December 31, 2015, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 2.82 years, volatility of 39.30%, risk-free interest rate of 1.31%, and no expected dividends. As of December 31, 2016, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 1.81 years, volatility of 39.30%, risk-free interest rate of 1.20%, and no expected dividends. In January 2009, in connection with the same loan and security agreement, the Company issued additional warrants to purchase 25,989 shares of Series B-1 convertible preferred stock at $1.1545 per share and recorded the fair value of the warrants at $15,925. The warrants were valued using the Black-Scholes option valuation model with the following assumptions: contractual life of 10 years, volatility of 40.00%, risk-free interest rate of 2.56%, and no expected dividends. As of December 31, 2016, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 2.06 years, volatility of 39.30%, risk-free interest rate of 1.20%, and no expected dividends. In November 2010, in connection with the same loan and security agreement, the Company issued additional warrants to purchase 29,286 shares of Series B-1 convertible preferred stock at $1.1545 per share and recorded the fair value of the warrants at $85,722. As of December 31, 2015, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 2.82 years, volatility of 39.30%, risk-free interest rate of 1.31%, and no expected dividends. As of December 31, 2016, these warrants were valued using the Black-Scholes option valuation model with the following assumptions: stock price of $1.20, a remaining term of 1.81 years, volatility of 39.30%, risk-free interest rate of 1.20%, and no expected dividends. The fair value of all warrants issued with the loan and security agreement was recorded as a warrant liability and deferred financing fees. The deferred financing fees were amortized to interest expense over the term of the loans.

Ifwe, Inc.

Notes to Financial Statements

The decrease in value attributed to the fair value adjustment and Series B warrant expiration of $78,125 during the year ended December 31, 2016 and the decrease in value attributed to the fair value adjustment of $473,667 during the year ended December 31, 2015, have been recorded as other income in the accompanying statements of operations.

Stock Repurchases

During 2015, the Company repurchased 654,440 (a portion of which is related to shares issued under stock options with redemptionrights) common shares from certain Company stockholders. The repurchases were made pursuant to the terms of stock redemption agreements entered into in the same period by the Company and certain Company stockholders. The Company paid $1,119,015 in total consideration for the shares repurchased. The redemption agreements were terminated in December 2015 concurrent with the separation of the stockholders from the Company.

Common Stock

At December 31, 2016, the Company had shares of common stock reserved for issuance as follows:

Conversion of Preferred Stock	22,866,709
Exercise of warrants	656,871
Options outstanding under stock option plan	14,634,828
Restricted stock units outstanding under plan	6,590,622
Options available for future grant under stock option plan	472,381
Total	45,221,411

Ifwe, Inc.

Notes to Financial Statements

2015 Equity Incentive Plan

Under the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), the Company may grant options to purchase or directly issue up to 16,756,453 shares of common stock to employees, directors, and consultants. Options may be granted at a price per share not less than 100% of the fair market value at date of grant. If the option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years.

2005 Equity Incentive Plan

Under the Company’s 2005 Equity Incentive Plan (the “Plan”), the Company may grant options to purchase or directly issue up to 14,500,000 shares of common stock to employees, directors, and consultants. Options may be granted at a price per share not less than 85% of the fair market value at date of grant. If the option is granted to a 10% stockholder, then the purchase or exercise price per share shall not be less than 110% of the fair market value per share of common stock on the grant date. Options granted are exercisable over a maximum term of 10 years from the date of grant and generally vest over a period of four years.

Stock option activity under the Plan and the 2015 Plan, including options with redemption rights, for the years ended December 31, 2016 and 2015 is as follows:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in Thousands)
Balance, December 31, 2014	13,625,555	$1.22	6.0	$6,054
Granted	3,083,440	1.63	-	-
Exercised	(128,457)	0.10	-	-
Canceled	(3,610,494)	1.27	-	-
Balance, December 31, 2015	12,970,044	1.32	2.7	2,015
Granted	9,128,880	1.06	-	-
Exercised	(156,000)	0.12	-	-
Canceled	(7,308,096)	1.51	-	-
Balance, December 31, 2016	14,634,828	$1.07	6.4	$1,742
Vested and exercisable, and expected to vest thereafter (1) December 31, 2016	13,881,552	$1.08	6.3	$1,742
Vested and exercisable, December 31, 2016	10,081,971	$1.08	5.4	$1,742

(1)	Options expected to vest reflect the application of an estimated forfeiture rate.

At December 31, 2016, there were 472,381 shares available for future grant under the Plan.

Ifwe, Inc.

Notes to Financial Statements

Stock-based compensation expense for all employee stock-based awards is based on the grant-date fair value on a straight-line basis over the requisite service period of the awards, which is generally the option vesting term of four years.

All options granted were intended to be exercisable at a price per share not less than fair market value of the shares of the Company’s stock underlying those options on their respective dates of grant. On July 20, 2016, the Board of Directors of the Company approved the Stock Option Repricing (“repricing”) whereby 5,783,980 outstanding option grants were cancelled in exchange for new options, and are reflected as such in the table above. The outstanding options impacted by the repricing were issued from 2014 to 2015 and had exercise prices ranging from $1.54 to $1.64. The new options issued under the repricing had an exercise price of $1.06 which is the fair market value of the company’s common stock based on the latest available third-party valuation report as of the date of the repricing. Except for the change in exercise price, the new options carry the same terms and conditions as the original option including the contractual term and vesting schedule. The change in exercise price for the new options constitutes a substantive modification and, as such, shall be treated as an exchange of the original award for a new award. The repricing is considered a modification of the stock option awards, which requires the calculation of incremental compensation cost. The total incremental cost resulting from the repricing was $750,173, of which $488,697 has been recognized in the year ended December 31, 2016. The remaining incremental compensation cost is being recorded over the remaining vesting period of the awards. The Company estimated the fair value of its common stock based upon several factors, including its operating and financial performance, progress, and milestones attained in its business, past sales of convertible preferred stock and the results of retrospective valuations.

The weighted-average grant date fair value of non-repriced employee options granted for the years ended December 31, 2016 and 2015 was $0.43 and $0.67, respectively. The weighted-average fair value of employee options repriced on July 20, 2016 was $0.37. The aggregate intrinsic value of non-repriced options exercised was approximately $146,640 and $193,081 for the years ended December 31, 2016 and 2015, respectively. There were no repriced options exercised during 2016.

The fair value of each option on the date of grant is determined using the BSM option pricing model using the single-option award approach with the weighted-average assumptions set forth in the following table. Volatility is based on historical volatility rates obtained from certain public companies that operate in the same or related business as that of the Company since there is no market or historical data for the Company’s common stock. The risk-free interest rate is determined using a U.S. Treasury rate for the period that coincides with the expected term set forth. The Company used the simplified method to determine an estimate of the expected term of an employee share option.

Weighted average assumptions for non-repriced option grants were as follows:

Employees	2016			2015
Volatility	38.50%	-	41.43%	40.15%	-	41.42%
Risk-free interest rate	1.39%	-	1.77%	1.61%	-	1.77%
Expected term (in years)		5.9			5.9
Expected dividend		-%			-%

Ifwe, Inc.

Notes to Financial Statements

The weighted-average volatility for the 2016 employee grants is 39.99%. The weighted-average interest rate for the 2016 employee grants is 1.57%.

Weighted average assumptions for options repriced in 2016 were as follows:

Employees	2016
Volatility	39.40%	-	41.72%
Risk-free interest rate	1.01%	-	1.15%
Expected term (in years)	4.2	-	5.2
Expected dividend		-%

The weighted-average volatility for the 2016 repriced grants is 40.08%. The weighted-average interest rate for the 2016 repriced grants is 1.05%.

There were no grants made to non-employees in 2016 or 2015.

Total stock-based compensation expenses recognized in the statements of operations for the years ended December 31, 2016 and 2015 are as follows:

	2016	2015
Cost of revenue	$577,459	$580,296
Research and development	653,091	1,117,817
Selling, general, and administrative	952,910	589,662
Total stock-based compensation expense	$2,183,460	$2,287,775

Capitalized stock-based compensation expense included within property and equipment amounted to $169,733 in 2016 and $220,552 in 2015.

At December 31, 2016, unamortized compensation expense related to unvested stock options was approximately $2,628,482. The weighted-average period over which such compensation expense will be recognized is approximately 2.53 years.

Restricted Stock Units

The Company granted 6,745,622 restricted stock units (“RSUs”) with a fair value of $1.06 per share under the 2015 Plan during the year ended December 31, 2016. There is no expense recognized for RSUs for the year ended December 31, 2016, as the shares only become exercisable upon a liquidity event. A summary of RSU activity in 2016 is as follows:

RSUs granted	6,745,622
RSUs vested	-
RSUs cancelled	(155,000)
Balance at December 31, 2016	6,590,622

Ifwe, Inc.

Notes to Financial Statements

10.	Income Taxes

The Company’s (benefit) provision for income taxes consists of the following:

Years ended December 31,	2016	2015
Current:
Federal	$1,218,011	$45,018
State	(249)	3,450
Total current provision for income taxes	1,217,762	48,468
Deferred:
Federal	(243,813)	(544,609)
State	(12,141)	(116,478)
Total deferred benefit for income taxes	(255,954)	(661,087)
Income tax provision (benefit)	$961,808	$(612,619)

Differences between income tax expense computed at the U.S. federal statutory tax rate of 34% and income tax (benefit) expense as reflected in the statements of operations are primarily due to the effects of the state provision offset by permanent differences associated with warrants and stock compensation.

Components of deferred tax assets and liabilities as of December 31, 2016 and 2015 are as follows:

December 31,	2016	2015
Deferred tax assets:
Net operating loss carryforwards	$603,406	$654,486
Research and development credits	2,274,421	2,364,330
Depreciation	1,587,314	889,978
Accruals, reserves, and other credits	3,094,630	2,983,136
Total deferred tax assets	7,559,771	6,891,930
Valuation allowance	(3,407,145)	(2,920,967)
Total deferred tax assets, net of valuation allowance	$4,152,626	$3,970,963

Deferred tax liabilities:
Capitalized website costs	(1,102,946)	(1,177,237)
Total deferred tax liabilities	(1,102,946)	(1,177,237)
Net deferred tax assets	$3,049,680	$2,793,726
As reported on the balance sheet:
Current assets, net	$-	$-
Noncurrent assets, net	3,049,680	2,793,726
Net deferred tax assets	$3,049,680	$2,793,726

Ifwe, Inc.

Notes to Financial Statements

The realization of deferred tax assets is dependent upon future earnings, the timing, and amount of which are uncertain. Based upon available objective evidence, management believes it is more likely than not that certain deferred tax assets at December 31, 2016 will not be fully realizable. Accordingly, management has established a valuation allowance for those deferred tax assets. The valuation allowance increased by $486,178 during 2016.

At December 31, 2016, the Company had federal and state net operating loss carryforwards of $0 and $7,262,361, respectively. Some of these state net operating loss carryforwards will expire in varying amounts beginning 2020 if not utilized. As of December, 31, 2016, the Company has federal and state research and development tax credits of $997,125 and $4,291,125, respectively. The federal credits begin to expire in 2032 if not utilized, while the state credits have no expiration date. As of December 31, 2016, the Company’s state enterprise zone hiring tax credit carryforwards of $1,625,714 will expire beginning 2023, unless previously utilized.

Federal and California tax laws impose limitations on the utilization of net operating loss and credit carryforwards in the event of an “ownership change” for tax purposes, as defined in Section 382 of the Internal Revenue Code. Accordingly, the Company’s ability to utilize these carryforwards may be limited as a result of such “ownership change.” Such a limitation could result in limitation in the use of the net operating losses in future years and possibly a reduction of the net operating losses available.

The tax accounting guidance prescribes a comprehensive model for the recognition, measurement, presentation, and disclosure in financial statements of any uncertain tax positions that have been taken, or expected to be taken, on a tax return. The Company determined that it was appropriate to record gross unrecognized tax benefits on research and development tax credits totaling $633,163 for federal and $1,396,490 for state purposes. Of the total unrecognized tax benefits, approximately $633,163 if recognized, would favorably affect the effective income tax rate in future periods. The remaining amount, if recognized, would result in adjustments to deferred tax assets which are subject to valuation allowance.

The Company recognizes interest accrued related to unrecognized tax benefits and penalties as income tax expense. On December 31, 2016 the Company did not have accrued estimated interest and penalties related to uncertain tax positions. For the year ended December 31, 2016, the Company did not record estimated interest and estimated penalties.

It is not reasonably possible to estimate as of December 31, 2016, the balance of gross unrecognized income tax benefits, including accrued interest and accrued penalties related to tax positions which will expire within the next twelve months.

The Company is subject to taxation in the United States and various states and foreign jurisdictions. As of December 31, 2016, the Company’s tax years for 2013 and beyond are subject to examination by the tax authorities. In addition, all of the net operating losses and credits that may be used in future years are still subject to adjustment.

11.	Employee Benefit Plan

The Company adopted a 401(k) plan that qualifies as a deferred compensation arrangement under Section 401 of the Code. Under the 401(k) Plan, participating employees may defer a portion of their pretax earnings not to exceed the maximum amount allowable. The Company made its first matching contribution of $175,243 in February 2017.

Ifwe, Inc.

Notes to Financial Statements

12.	Subsequent Events

On March 3, 2017, the Company entered into a definitive agreement and plan of merger with Meet Me, Inc. (“Meet Me”). The impending sale of the Company to Meet Me is expected to involve a $60 million cash payment, subject to closing adjustments, and is expected to close during the second quarter of 2017.

The Company evaluated subsequent events through March 22, 2017, the date the financial statements were available to be issued.